Exhibit 5.3

September 16, 2022

QualTek Services Inc.

475 Sentry Parkway E, Suite 200

Blue Bell, PA 19422

Ladies and Gentlemen:

We have acted as special Florida counsel to Concurrent Group LLC, a Florida limited liability company (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by QualTek Services Inc., a Delaware corporation (the “Issuer”), the Company and certain other subsidiaries of the Issuer as guarantors (collectively, the “Guarantors”), to register (i) the issuance by the Company of up to 306,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”); (ii) the resale or distribution from time to time by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to 3,283,000 shares of Common Stock, and 306,000 Warrants held by the selling stockholders named in the Registration Statement; (iii) the resale or distribution from time to time by the selling noteholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to $124,685,000 in aggregate principal amount of outstanding senior convertible notes due 2027 (the “Notes”) and the guarantees of the Issuer’s obligations under the Notes by the Guarantors (the “Guarantees”) and (iv) the resale or distribution from time to time by the selling noteholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to 31,104,034 shares of Common Stock issuable upon conversion of the Notes.

The Notes and the Guarantees will be issued pursuant to the terms of the Indenture, dated February 14, 2022 (the “Indenture”), as supplemented by that Supplemental Indenture, dated July 28, 2022 (the “Supplemental Indenture”), by and among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee.  Capitalized terms used but not otherwise defined herein have the meanings given to them in the Indenture.

The Company has requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the Company’s Sixth Amended and Restated Operating Agreement, effective as of April 19, 2022; (iii) an executed copy of the Indenture; (iv) an executed copy of the Supplemental Indenture; (v) the form of global note representing the Notes; (vi) the form of Notation of Guarantee representing the Guarantees; (vii) the consent of the Company’s sole manager dated July 5, 2022, approving, among other things, the Company’s Guarantee and (viii) as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not reviewed any documents other than the documents listed in (i) through (viii) above.

For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the law of the State of Florida, including reported judicial decisions interpreting that law.

Based upon and subject to the foregoing, it is our opinion that the Guarantee has been duly authorized by all necessary limited liability company actions on the part of the Company and the Guarantee constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

K&L GATES LLP

Southeast Financial Center 200 South Biscayne Boulevard Suite 3900 Miami FL 33131

Telephone: +1 305 539 3300

Facsimile: +1 305 358 7095

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP